EXHIBIT "A"


                                  RESTATED

                         ARTICLES OF INCORPORATION

                                     OF

                           AUTO-GRAPHICS, INC.

The undersigned certify that:

1. They are the President and the Secretary, respectively, of Auto-Graphics, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                     I

The name of this corporation is: AUTO-GRAPHICS, INC.

                                    II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   III

The total number of shares that this corporation is authorized to issue is Twelve Million (12,000,000), all the same class, designated "Common Stock".

                                    IV

The number of authorized directors for this corporation shall be stated in the bylaws of this corporation.

                                     V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                    VI

The corporation elects to be governed by all of the provisions of Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-1976 regular session, effective January 1, 1977, as defined in Corporations Code Section 2300) not otherwise applicable to this corporation under Chapter 23 of division 1.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 4,997,234. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The Percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:                 , 2001
       ---------------                       ----------------------------
                                             Robert S. Cope, President

                                             ----------------------------
                                             Daniel E. Luebben, Secretary